Exhibit 99.1

News Release

Lockheed Martin Reports First Quarter 2017 Results

•	Net sales of $11.1 billion
•	Net earnings from continuing operations of $763 million, or $2.61 per share
•	Generated cash from operations of $1.7 billion
•	Returned $1.0 billion to stockholders, inclusive of $500 million in share repurchases

BETHESDA, Md., April 25, 2017 – Lockheed Martin [NYSE: LMT] today reported first quarter 2017 net sales of $11.1 billion, compared to $10.4 billion in the first quarter of 2016. Net earnings from continuing operations in the first quarter of 2017 were $763 million, or $2.61 per share, compared to $806 million, or $2.61 per share, in the first quarter of 2016. Cash from operations was $1.7 billion in both the first quarter of 2017 and 2016.

First quarter 2017 net earnings from continuing operations includes a $120 million charge, recorded at Rotary and Mission Systems (RMS), for a loss program to design, integrate, and install an integrated air missile defense C4I system for an international customer and a $64 million charge, which represents the Corporation’s portion of a noncash asset impairment charge recorded by an international equity method investee. These charges had the effect of reducing net earnings by $114 million, or $0.39 per share. Net earnings from continuing operations for the first quarter of 2016 included a special charge of $80 million for workforce reductions at the Corporation’s Aeronautics business segment, which decreased net earnings $49 million, or $0.16 per share.

“Our team delivered strong performance for our customers in the first quarter that resulted in sales growth in every business segment,” said Chairman, President, and CEO Marillyn Hewson. “While our net earnings were impacted by certain adjustments, we increased our outlook for full year cash from operations by $300 million to at least $6.0 billion and we continue to position the company to deliver outstanding value to customers and shareholders.”

Summary Financial Results

The following table presents the Corporation’s summary financial results.

(in millions, except per share data)[1]	Quarters Ended
	March 26,	March 27,
	2017	2016
Net sales	$11,057	$10,368

Business segment operating profit[2]	$1,051	$1,114
Unallocated items[1]
FAS/CAS pension adjustment	217	224
Special item - severance charges[3]	–	(80)
Other, net[4]	(119)	(100)
Total unallocated items	98	44
Consolidated operating profit	$1,149	$1,158

Net earnings from
Continuing operations	$763	$806
Discontinued operations	–	92
Net earnings	$763	$898

Diluted earnings per share from
Continuing operations[1,2,3,4,5]	$2.61	$2.61
Discontinued operations[1]	–	0.30
Diluted earnings per share	$2.61	$2.91

Cash from operations[1,5]	$1,666	$1,667

[1]       On Aug. 16, 2016, the Corporation completed the divestiture of its Information Systems & Global Solutions (IS&GS) business. Accordingly, the operating results of IS&GS have been classified as discontinued operations in the first quarter of 2016. However, cash from operations in the first quarter of 2016 includes the cash flows generated by IS&GS as the Corporation retained this cash as part of the divestiture. Certain items have been reclassified between Unallocated items in continuing operations and net earnings from discontinued operations as a result of the divestiture of IS&GS. See the “Unallocated items” section of this news release for additional information related to these reclassifications.

[2]       In the first quarter of 2017, the Corporation revised its estimated costs to complete a program to design, integrate, and install an air missile defense command, control, communications, computers - intelligence (C4I) systems, EADGE-T, for an international customer. As a result of the change in estimate, the Corporation recorded an additional reserve of $120 million at the RMS business segment. This charge reduced net earnings by $74 million, or $0.25 per share.

[3]       Severance charges in the first quarter of 2016 consist of amounts associated with the elimination of certain positions at the Aeronautics business segment. These charges reduced net earnings by $49 million, or $0.16 per share.

[4]       In the first quarter of 2017, the Corporation recognized a $64 million charge, which represents the Corporation’s portion of a noncash asset impairment charge recorded by an international equity method investee, and had the effect of reducing net earnings by $40 million, or $0.14 per share.

[5]       In the second quarter of 2016, the Corporation adopted a new accounting standard that changed the accounting for certain aspects of employee equity awards, including the classification of tax benefits or expenses upon vesting. As a result, the Corporation has adjusted its results for the first quarter of 2016 to recognize additional income tax benefits of $104 million ($0.34 per share) as an increase to net earnings from continuing operations and cash from operating activities.

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2017 Financial Outlook

The following table and other sections of this news release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law and restructuring activities until such items have been consummated or enacted. For additional factors that may impact the Corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

(in millions, except per share data)	Current Update	January 2017

Net sales	$49,500 – $50,700	$49,400 – $50,600

Business segment operating profit	$4,985 – $5,105	$5,015 – $5,135
FAS/CAS pension adjustment	~880	~880
Other, net	~(350)	~(300)
Consolidated operating profit	$5,515 – $5,635	$5,595 – $5,715

Diluted earnings per share	$12.15 – $12.45	$12.25 – $12.55

Cash from operations	≥ $6,000	≥ $5,700

Cash Deployment Activities

The Corporation’s cash deployment activities in the first quarter of 2017 consisted of the following:

•	repurchasing 1.9 million shares for $500 million, compared to 2.4 million shares for $501 million in the first quarter of 2016;
•	paying cash dividends of $544 million, compared to $533 million in the first quarter of 2016; and
•	making capital expenditures of $170 million, compared to $151 million in the first quarter of 2016.

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Segment Results

The Corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space Systems.

During the third quarter of 2016, the Corporation increased its ownership interest in the AWE Management Limited (AWE) venture from 33 percent to 51 percent and began consolidating AWE. Consequently, the Corporation’s operating results for the first quarter of 2017 include 100 percent of AWE’s sales and 51 percent of AWE’s operating profit. Prior to increasing its ownership interest, the Corporation accounted for its investment in AWE using the equity method of accounting. Under the equity method of accounting, the Corporation only recognized its share, or 33 percent, of AWE’s earnings or losses. Accordingly, the Corporation’s operating results for the first quarter of 2016 do not include any sales generated by AWE and only 33 percent of AWE’s net earnings. AWE has been aligned under the Corporation’s Space Systems business segment.

Operating profit of the business segments includes the Corporation’s share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of the Corporation’s business segments. United Launch Alliance (ULA), which is part of the Space Systems business segment, is the Corporation’s primary equity method investee. Operating profit of the Corporation’s business segments excludes the FAS/CAS pension adjustment, which represents the difference between total pension expense recorded in accordance with U.S. generally accepted accounting principles (FAS) and pension costs recoverable on U.S. Government contracts as determined in accordance with U.S. Government Cost Accounting Standards (CAS); expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to significant severance actions and certain asset impairments; gains or losses from divestitures; the effects of certain legal settlements; corporate costs not allocated to the Corporation’s business segments; and other miscellaneous corporate activities.

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated total costs to complete and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margin may also be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters, cost recoveries on restructuring charges, insurance recoveries and gains on sales of assets.

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Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of assets.

The following table presents summary operating results of the Corporation’s business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended
	March 26,	March 27,
	2017	2016
Net sales
Aeronautics	$4,106	$3,799
Missiles and Fire Control	1,489	1,434
Rotary and Mission Systems	3,101	3,004
Space Systems	2,361	2,131
Total net sales	$11,057	$10,368

Operating profit
Aeronautics	$436	$420
Missiles and Fire Control	219	221
Rotary and Mission Systems	108	229
Space Systems	288	244
Total business segment operating profit	1,051	1,114
Unallocated items
FAS/CAS pension adjustment	217	224
Special item - severance charges	–	(80)
Other, net	(119)	(100)
Total unallocated items	98	44
Total consolidated operating profit	$1,149	$1,158

The Corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 28 percent of total segment operating profit in the first quarter of 2017, compared to approximately 32 percent in the first quarter of 2016.

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Aeronautics

(in millions)	Quarters Ended
	March 26,	March 27,
	2017	2016
Net sales	$4,106	$3,799
Operating profit	$436	$420
Operating margin	10.6%	11.1%

Aeronautics’ net sales in the first quarter of 2017 increased $307 million, or 8 percent, compared to the same period in 2016. The increase was primarily attributable to higher net sales of approximately $355 million for the F-35 program due to increased volume on aircraft production and sustainment activities; and about $60 million for the F-16 program due to higher volume on aircraft modernization programs. These increases were partially offset by a decrease of approximately $100 million for the C-5 program due to one less aircraft delivery and lower sustainment activities.

Aeronautics’ operating profit in the first quarter of 2017 increased $16 million, or 4 percent, compared to the same period in 2016. Operating profit increased approximately $60 million for the F-35 program due to increased volume on aircraft production and sustainment activities and higher risk retirements. This increase was partially offset by a decrease of about $25 million for various programs due to lower profit booking rate adjustments and establishment of a reserve; and approximately $10 million due to lower equity earnings from investees. Adjustments not related to volume, including net profit booking rate adjustments, were about $15 million higher in the first quarter of 2017 compared to the same period in 2016.

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Missiles and Fire Control

(in millions)	Quarters Ended
	March 26,	March 27,
	2017	2016
Net sales	$1,489	$1,434
Operating profit	$219	$221
Operating margin	14.7%	15.4%

MFC’s net sales in the first quarter of 2017 increased $55 million, or 4 percent, compared to the same period in 2016. The increase was attributable to higher net sales of approximately $60 million for air and missile defense programs due to increased deliveries on certain programs (primarily Patriot Advanced Capability (PAC-3)); and about $60 million for fire control programs (primarily LANTIRN® and SNIPER®) due to increased deliveries. These increases were partially offset by a decrease of $50 million for tactical missiles programs (primarily Precision Fires) due to fewer deliveries.

MFC’s operating profit in the first quarter of 2017 was comparable to profit in the same period of 2016. Operating profit decreased approximately $25 million for tactical missiles programs due to lower risk retirements and fewer deliveries (primarily Precision Fires). This decrease was partially offset by an increase of about $25 million for higher risk retirements and increased deliveries on fire control programs (LANTIRN® and SNIPER®) and air and missile defense programs (PAC-3). Adjustments not related to volume, including net profit booking rate adjustments, in the first quarter of 2017 were comparable to the same period in 2016.

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Rotary and Mission Systems

(in millions)	Quarters Ended
	March 26,	March 27,
	2017	2016
Net sales	$3,101	$3,004
Operating profit	$108	$229
Operating margin	3.5%	7.6%

RMS’ net sales in the first quarter of 2017 increased $97 million, or 3 percent, compared to the same period in 2016. The increase was primarily attributable to higher net sales of about $280 million due to certain adjustments recorded in 2016 required to account for the November 6, 2015 acquisition of Sikorsky. This increase was partially offset by a net decrease of approximately $100 million primarily driven by fewer deliveries of helicopters; and a decrease of about $65 million at C4ISR and Undersea Systems and Sensors (C4USS) programs and training and logistics services programs due to volume.

RMS’ operating profit in the first quarter of 2017 decreased $121 million, or 53 percent, compared to the same period in 2016. Operating profit decreased about $110 million for C4USS programs due to a $120 million charge for performance matters on the international contract, EADGE-T; and about $25 million for training and logistics services programs due to lower risk retirements. These decreases were partially offset by an increase of about $35 million for Sikorsky due to certain adjustments recorded in the first quarter of 2017 and 2016 required to account for the November 6, 2015 acquisition of Sikorsky and amortization of intangible assets, partially offset by a decrease of about $20 million primarily driven by fewer deliveries of helicopters and lower equity earnings from investees. Adjustments not related to volume, including net profit booking rate adjustments, were about $115 million lower in the first quarter of 2017 compared to the same period in 2016.

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Space Systems

(in millions)	Quarters Ended
	March 26,	March 27,
	2017	2016
Net sales	$2,361	$2,131
Operating profit	$288	$244
Operating margin	12.2%	11.5%

Space Systems’ net sales in the first quarter of 2017 increased $230 million, or 11 percent, compared to the same period in 2016. The increase was attributable to approximately $325 million due to net sales from AWE, which the Corporation began consolidating in the third quarter of 2016. This increase was partially offset by a decrease of $35 million for the Orion program due to lower volume; and a decrease of $25 million for government satellite programs (primarily Advanced Extremely High Frequency (AEHF) and Mobile User Objective System (MUOS)) due to decreased volume.

Space Systems’ operating profit in the first quarter of 2017 increased $44 million, or 18 percent, compared to the same period in 2016. Operating profit increased about $40 million due to increased equity earnings from an investee (ULA). Adjustments not related to volume, including net profit booking rate adjustments, were about $25 million higher in the first quarter of 2017 compared to the same period in 2016.

Total equity earnings recognized by Space Systems (primarily ULA) represented about $80 million, or 28 percent, of this business segment’s operating profit in the first quarter of 2017, compared to approximately $50 million, or 20 percent, in the first quarter of 2016.

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Unallocated items

(in millions)	Quarters Ended
	March 26, 2017	March 27, 2016
Unallocated items
FAS/CAS pension adjustment	$217	$224
Special item - severance charges	–	(80)
Other, net	(119)	(100)
Total unallocated items	$98	$44

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and are included in “Unallocated items.” For a description of the items excluded from business segment results, refer to the “Segment Results” section in this news release.

On Aug. 16, 2016, the Corporation completed the divestiture of its former IS&GS business. Accordingly, the operating results of IS&GS have been classified as discontinued operations in the first quarter of 2016. General corporate overhead costs that were historically allocated to and included in the operating results of IS&GS in the first quarter of 2016 have been reclassified into “Unallocated items” and included in the results of the Corporation’s continuing operations because they were not directly attributable to IS&GS and the Corporation continues to incur these costs subsequent to the divestiture.

The amount of general corporate overhead costs previously included in the operating results of IS&GS that have been reclassified to and included in the results of the Corporation’s continuing operations were $35 million in the first quarter of 2016. These costs are included in the “Other, net” line.

Additionally, the Corporation retained all assets and obligations related to the pension benefits earned by former IS&GS salaried employees through the date of divestiture. Therefore, the non-service portion of net pension costs (interest cost, actuarial gains and losses and expected return on plan assets) for these plans in the first quarter of 2016 have been reclassified to and included in the results of the Corporation’s continuing operations because the Corporation continues to incur these costs. The non-service portion of net pension costs previously included in the operating results of IS&GS that have been reclassified to and included in the results of the Corporation’s continuing operations were $22 million in the first quarter of 2016. These costs are included in the “FAS/CAS pension adjustment” line.

In the first quarter of 2017, the Corporation recognized a $64 million charge, which represents the Corporation’s portion of a noncash asset impairment charge recorded by an international equity method investee, which had the effect of reducing net earnings by $40 million, or $0.14 per share. This charge is included in the “Other, net” line.

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Income Taxes

The Corporation’s effective income tax rate from continuing operations was 23.3 percent in the first quarter of 2017, compared to 18.9 percent in the first quarter of 2016. The rates for both periods benefited from tax deductions for U.S. manufacturing activities, dividends paid to the Corporation’s defined contribution plans with an employee stock ownership plan feature, tax benefits for employee equity awards, and the research and development tax credit. For the first quarter of 2017 and 2016 the tax benefits of employee equity awards reduced our effective tax rate by 6.2 and 10.4 percentage points, respectively.

Conference Call Information

Lockheed Martin will webcast live its first quarter 2017 earnings results conference call (listen-only mode) on Tuesday, April 25, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit our website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 97,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contact:

Bill Phelps, media relations contact, 301-897-6308; william.phelps@lmco.com

Investor Relations Contacts:

Greg Gardner, investor relations contact, 301-897-6584; greg.m.gardner@lmco.com

Kelly Stevens, investor relations contact, 301-897-6455; kelly.stevens@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

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•	the Corporation’s reliance on contracts with the U.S. Government, all of which are conditioned upon the availability of funding and can be terminated by the U.S. Government for convenience, and the Corporation’s ability to negotiate favorable contract terms;
•	budget uncertainty and the potential for a government shutdown; affordability initiatives; the implementation of automatic sequestration under the Budget Control Act of 2011 or Congressional actions intended to replace sequestration;
•	risks related to the development, production, performance, schedule, cost and requirements of complex and technologically advanced programs including the Corporation’s largest, the F-35 program;
•	economic, industry, business and political conditions (domestic and international) including their effects on governmental policy;
•	our success expanding into and doing business in adjacent markets and internationally; the differing risks posed by international sales, including those involving commercial relationships with unfamiliar customers and different cultures; that in some instances our ability to recover investments is dependent upon the successful operation of ventures that we do not control; and changes in foreign national priorities, and foreign government budgets;
•	the competitive environment for the Corporation’s products and services, including increased pricing pressures in the Corporation’s remaining services businesses, competition from outside the aerospace and defense industry, and increased bid protests;
•	planned production rates for significant programs; compliance with stringent performance and reliability standards; materials availability;
•	the performance and financial viability of key suppliers, teammates, ventures, venture partners, subcontractors and customers;
•	the timing and customer acceptance of product deliveries;
•	the Corporation’s ability to continue to innovate and develop new products and to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;
•	the impact of cyber or other security threats or other disruptions to the Corporation’s businesses;
•	the Corporation’s ability to implement and continue capitalization changes such as share repurchase activity and payment of dividends, pension funding as well as the pace and effect of any such capitalization changes;
•	the Corporation’s ability to recover certain costs under U.S. Government contracts and changes in contract mix;
•	the accuracy of the Corporation’s estimates and projections and the potential impact of changes in U.S. or foreign tax laws;
•	movements in interest rates and other changes that may affect pension plan assumptions, equity, the level of the FAS/CAS adjustment and actual returns on pension plan assets;
•	realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations, and the Corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;
•	the ability to realize synergies and other expected benefits of the Sikorsky acquisition; remediation of the material weakness in internal control over financial reporting related to Sikorsky;

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•	risk of a future impairment of goodwill, investments or other long-term assets, including the potential impairment of goodwill, intangible assets and inventory, recorded as a result of the Sikorsky acquisition, if Sikorsky does not perform as expected, or if demand for Sikorsky’s products is adversely impacted by global economic conditions including oil and gas trends;
•	risks related to the achievement of the intended benefits and tax treatment of the divestiture of the Corporation’s former IS&GS business;
•	the adequacy of the Corporation’s insurance and indemnities;
•	the effect of changes in (or the interpretation of): legislation, regulation or policy, including those applicable to procurement (including competition from fewer and larger prime contractors), cost allowability or recovery, accounting, taxation, or export; and
•	the outcome of legal proceedings, bid protests, environmental remediation efforts, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the Corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the SEC including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2016. The Corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

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Lockheed Martin Corporation

Consolidated Statements of Earnings1, 2

(unaudited; in millions, except per share data)

	Quarters Ended
	March 26, 2017	March 27, 2016

Net sales	$11,057	$10,368
Cost of sales	(9,904)	(9,273)
Gross profit[3]	1,153	1,095
Other (expense) income, net	(4)	63
Operating profit[3,4,5]	1,149	1,158
Interest expense	(155)	(165)
Other non-operating income, net	1	1
Earnings from continuing operations before income taxes	995	994
Income tax expense[6]	(232)	(188)
Net earnings from continuing operations	763	806
Net earnings from discontinued operations	-	92

Net earnings[6]	$763	$898
Effective tax rate	23.3%	18.9%

Earnings per common share
Basic
Continuing operations[2,3,4,5,6]	$2.63	$2.65
Discontinued operations[2]	-	0.30
Basic earnings per common share	$2.63	$2.95

Diluted
Continuing operations	$2.61	$2.61
Discontinued operations	-	0.30
Diluted earnings per common share	$2.61	$2.91

Weighted average shares outstanding
Basic	290.0	304.5
Diluted	292.8	308.7

Common shares reported in stockholders' equity at end of period	288	303

[1]	The Corporation closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on March 26 for the first quarter of 2017 and March 27 for the first quarter of 2016. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the Corporation's fiscal year ends on Dec. 31.

[2]	On Aug. 16, 2016, the Corporation completed the divestiture of its Information Systems & Global Solutions (IS&GS) business. Accordingly, the operating results of IS&GS have been classified as discontinued operations in the first quarter of 2016.

[3]	In the first quarter of 2017, the Corporation revised its estimated costs to complete a program to design, integrate, and install an air missile defense command, control, communications, computers – intelligence (C4I) system, EADGE-T, for an international customer. As a result of the change in estimate, the Corporation recorded an additional reserve of $120 million at the RMS business segment. This charge reduced net earnings by $74 million, or $0.25 per share.

[4]	In the first quarter of 2017, the Corporation recognized a $64 million charge related to the Corporation’s portion of a noncash asset impairment charge recorded by an international equity method investee, which had the effect of reducing net earnings by $40 million, or $0.14 per share.

[5]	Severance charges in the first quarter of 2016 consist of amounts associated with the elimination of certain positions at the Aeronautics business segment. These charges reduced net earnings by $49 million, or $0.16 per share.

[6]	In the second quarter of 2016, the Corporation adopted a new accounting standard that changed the accounting for certain aspects of employee equity awards, including the classification of certain tax benefits or expenses upon vesting. As a result, the Corporation has adjusted its results for the first quarter of 2016 to recognize additional income tax benefits of $104 million ($0.34 per share) as an increase to net earnings from continuing operations and cash from operating activities.

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Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended
	March 26, 2017	March 27, 2016	% Change
Net sales
Aeronautics	$4,106	$3,799	8%
Missiles and Fire Control	1,489	1,434	4%
Rotary and Mission Systems	3,101	3,004	3%
Space Systems	2,361	2,131	11%
Total net sales	$11,057	$10,368	7%

Operating profit
Aeronautics	$436	$420	4%
Missiles and Fire Control	219	221	(1	) %
Rotary and Mission Systems[1]	108	229	(53	) %
Space Systems	288	244	18%
Total business segment operating profit	1,051	1,114	(6	) %
Unallocated items
FAS/CAS pension adjustment	217	224
Special item - severance[2]	-	(80)
Other, net[3,4]	(119)	(100)
Total unallocated items	98	44	123%
Total consolidated operating profit	$1,149	$1,158	(1	) %

Operating margins
Aeronautics	10.6%	11.1%
Missiles and Fire Control	14.7%	15.4%
Rotary and Mission Systems	3.5%	7.6%
Space Systems	12.2%	11.5%
Total business segment operating margins	9.5%	10.7%

Total consolidated operating margins	10.4%	11.2%

[1]	In the first quarter of 2017, the Corporation revised its estimated costs to complete a program to design, integrate and install an air missile defense command, control, communications, computers – intelligence (C4I) system, EADGE-T, for an international customer. As a result of the change in estimate, the Corporation recorded an additional reserve of $120 million at the RMS business segment. This charge reduced net earnings by $74 million, or $0.25 per share.

[2]	Severance charges in the first quarter of 2016 consist of amounts associated with the elimination of certain positions at the Aeronautics business segment. These charges reduced net earnings by $49 million, or $0.16 per share.

[3]	As a result of the Information Systems & Global Solutions (IS&GS) divestiture in Aug. 2016, the Corporation reclassified $35 million of general corporate overhead costs incurred in the first quarter of 2016 and previously allocated to the IS&GS business segment. These costs were not reported as discontinued operations because they were not directly attributable to the IS&GS business and will continue to be incurred by the Corporation.

[4]	In the first quarter of 2017, the Corporation recognized a $64 million charge related to the Corporation’s portion of a noncash asset impairment charge recorded by an international equity method investee, which had the effect of reducing net earnings by $40 million, or $0.14 per share.

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Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	March 26, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$2,216	$1,837
Receivables, net	8,869	8,202
Inventories, net	5,074	4,670
Other current assets	427	399
Total current assets	16,586	15,108

Property, plant and equipment, net	5,481	5,549
Goodwill	10,773	10,764
Intangible assets, net	4,019	4,093
Deferred income taxes	6,489	6,625
Other noncurrent assets	5,488	5,667
Total assets	$48,836	$47,806

Liabilities and equity
Current liabilities
Accounts payable	$2,718	$1,653
Customer advances and amounts in excess of costs incurred	6,572	6,776
Salaries, benefits and payroll taxes	1,647	1,764
Other current liabilities	2,660	2,349
Total current liabilities	13,597	12,542

Long-term debt, net	14,276	14,282
Accrued pension liabilities	13,908	13,855
Other postretirement benefit liabilities	861	862
Other noncurrent liabilities	4,609	4,659
Total liabilities	47,251	46,200

Stockholders' equity
Common stock, $1 par value per share	288	289
Additional paid-in capital	-	-
Retained earnings	13,087	13,324
Accumulated other comprehensive loss	(11,892)	(12,102)
Total stockholders' equity	1,483	1,511
Noncontrolling interests in subsidiary	102	95
Total equity	1,585	1,606
Total liabilities and equity	$48,836	$47,806

16

Lockheed Martin Corporation

Consolidated Statements of Cash Flows 1

(unaudited; in millions)

	Quarters Ended
	March 26, 2017	March 27, 2016

Operating activities
Net earnings	$763	$898
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	285	296
Stock-based compensation	44	44
Severance charges	-	99
Changes in assets and liabilities
Receivables, net	(667)	(558)
Inventories, net	(404)	(310)
Accounts payable	1,111	751
Customer advances and amounts in excess of costs incurred	(204)	(146)
Postretirement benefit plans	345	246
Income taxes	175	225
Other, net	218	122
Net cash provided by operating activities	1,666	1,667

Investing activities
Capital expenditures	(170)	(151)
Other, net	4	4
Net cash used for investing activities	(166)	(147)

Financing activities
Repurchases of common stock	(500)	(501)
Dividends paid	(544)	(533)
Proceeds from stock option exercises	31	28
Other, net	(108)	(152)
Net cash used for financing activities	(1,121)	(1,158)

Net change in cash and cash equivalents	379	362
Cash and cash equivalents at beginning of period	1,837	1,090
Cash and cash equivalents at end of period	$2,216	$1,452

[1]	Cash flows includes cash flows generated by the IS&GS business segment through the closing of the divestiture of this business segment on Aug. 16, 2016, as the Corporation retained this cash as part of the divestiture.

17

Lockheed Martin Corporation

Consolidated Statement of Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total	Non-
	Common	Paid-In	Retained	Comprehensive	Stockholders'	controlling	Total
	Stock	Capital	Earnings	Loss	Equity	Interest	Equity

Balance at Dec. 31, 2016	$289	$-	$13,324	$(12,102)	$1,511	$95	$1,606
Net earnings	-	-	763	-	763	-	763
Other comprehensive income, net of tax[1]	-	-	-	210	210	-	210
Repurchases of common stock	(2)	(29)	(469)	-	(500)	-	(500)
Dividends declared[2]	-	-	(531)	-	(531)	-	(531)
Stock-based awards and ESOP activity	1	29	-	-	30	-	30
Increase in non-controlling interests in subsidiary	-	-	-	-	-	7	7
Balance at March 26, 2017	$288	$-	$13,087	$(11,892)	$1,483	$102	$1,585

[1]	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to postretirement benefit plans.

[2]	Represents dividends of $1.82 per share declared during the first quarter of 2017.

18

Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

Backlog	March 26, 2017	Dec. 31, 2016
Aeronautics	$32,000	$34,200
Missiles and Fire Control	14,500	14,700
Rotary and Mission Systems	27,500	28,400
Space Systems	19,500	18,900
Total backlog	$93,500	$96,200

	Quarters Ended
Aircraft Deliveries	March 26, 2017	March 27, 2016
F-16	2	2
F-35	15	6
C-130J	5	6
C-5	1	2
Government helicopter programs	32	41
Commercial helicopter programs	-	5
International military helicopter programs	1	-

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